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                                                                EXHIBIT (a)(4)


                                    RESTATED

                   CERTIFICATE OF TRUST OF ABC STRYPES TRUST

        This Restated Certificate of Trust of ABC STRYPES Trust (the "Trust"), dated as of February 7, 1997, is being duly executed and filed by the undersigned Trustees of the Trust to amend and restate the original Certificate of Trust of ABC STRYPES Trust which was filed on October 25, 1995, with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

        1.      Name. The name of the business trust is Nextel STRYPES Trust.

        2. Registered Office: Registered Agent. The business address of the registered office of the Trust in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is RL&F Service Corp.

        3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

        IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Restated Certificate of Trust as of the date first above-written.

                                     By: /s/ Donald J. Puglisi
                                         --------------------------------------
                                         Donald J. Puglisi, as Managing Trustee

                                     By: /s/ William R. Latham III
                                         --------------------------------------
                                         William R. Latham III, as Trustee

                                     By: /s/ James B. O'Neill
                                         --------------------------------------
                                         James B. O'Neill, as Trustee